UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

Amendment No. 1

CURRENT REPORT

Pursuant to Section 13 OR 15(d) off The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 27, 2013

ENDOCAN CORPORATION

(Exact name of registrant as specified in charter)

Nevada	002-41703	90-0156146
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2910 North Powers Boulevard, Suite 125 Colorado Springs, Colorado	80922
(Address of principal executive offices)	(Zip Code)

1 (866) 326-5595

Registrant’s telephone number

12655 North Central Expressway, Suite 1000, Dallas, TX 75243

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

EXPLANATORY NOTE

This Amendment No. 1 on Form 8-K/A (this “Amendment”) amends the Company’s Current Report on Form 8-K dated December 4, 2013 which the Company previously filed with the Securities and Commission (the “Commission”) on March 6, 2014 (the “Original Filing”).  The Company is filing this Amendment to make changes to the Original Filing in response to a comment letter that it has received from the Commission.

Item 4.01         Changes in Registrant’s Certifying Accountant.

(a)        On July 23, 2013, Endocan Corporation (the “Company”) was notified by the Commission that its former certifying account Scott W. Hatfield, CPA (“Hatfield”) had his registration revoked by the PCAOB accreditation as of July 11, 2013 and as such the Company may not include audit reports or consents in its filings with the SEC.  The Company’s Board of Directors approved the dismissal of Hatfield on the same date.  None of the reports of  Hatfield on the Company's financial statements for either of the past two years or subsequent interim period contained an adverse opinion or disclaimer of opinion, or was qualified or modified as to uncertainty, audit scope or accounting principles, except that the Company’s audited financial statements contained in its Form 10-K for the year ended December 31, 2012, filed with the Commission on April 26, 2013, contained a going concern qualification in the Company's audited financial statements.  The Company was unable to communicate or obtain a response from Hatfield as to the reasoning of his revoked registration and therefore is unable to file an Exhibit 16 letter from Hatfield.

There were no disagreements between the Company and Hatfield, for the two most recent fiscal years and any subsequent interim period through July 23, 2013 (date of dismissal) on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to the satisfaction of Hatfield, would have caused them to make reference to the subject matter of the disagreement in connection with its report.

(b)        On June 5, 2014 the Company’s Board of Directors approved the engagement Turner, Stone & Company, LLP (“TSC”) as its principal accountant to audit the Company’s financial statements as successor to Hatfield.  During the Company's two most recent fiscal years or subsequent interim period, the Company has not consulted with the entity of TSC regarding the application of accounting principles to a specific transaction,  either completed or proposed, or the type of audit opinion that might be rendered on the Company's financial statements, nor did the entity of  TSC provide advice to the Company, either  written or oral, that was an important factor considered by the Company  in reaching a decision as to the accounting, auditing or financial reporting issue.

Further, during the Company's two most recent fiscal years or subsequent interim period, the Company has not consulted the entity of TSC on any matter that was the subject of a disagreement or a reportable event.

Item 5.02         Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 27, 2013, Robert Kane resigned as President of the Company.  On June 27, 2013, the Company’s Board of Directors appointed Dr. Dorothy Bray as its new President.

Dr. Dorothy Bray is British, a 1978 graduate of one of the oldest universities in the world, the Jagiellonian University in Cracow, Poland.  She holds a Ph.D. degree from The University of London, United Kingdom.  After her Fellowship at the Polish Academy of Sciences, in December 1981 Dr Bray received a position at the ARC Institute of Animal Physiology, Babraham, Cambridge, in the United Kingdom working in neuropharmacology.  In February 1985 she received Churchill Fellowship to study medicinal plants in Africa and subsequently continued the research on medicinal plants at the School of Pharmacy and The London School of Hygiene and Tropical Medicine till May 1989 when she received the Royal Society grant to study immunology at the Orsay University in Paris, France.  She became a Research Fellow at the Royal Free Hospital School of Medicine in London, UK in June 1990 and joined pharmaceutical industry in 1993 to work in key developed and emerging markets in infectious diseases and to develop collaborations with academia  governmental and non- government organizations worldwide.  Since May 1993, Dr. Bray served as a Principal Clinical Research Scientist at Antivirals Wellcome Foundation, Senior Medical Strategy Head, International Medical Affairs, Glaxo Wellcome Inc., USA and UK a Senior Clinical Program Head of HIV and Opportunistic Infections for GlaxoSmithKline and also as Global Director of HIV Research for GlaxoSmithKline.  Since January 2002 she has been participating as a scientific advisor in multiple projects to enhance health systems in emerging economies in Africa and Latin America.  In January 2002, she founded IMMUNOCLIN which now has a diverse R&D portfolio and is working on personalized approach to medicine and nutrition to develop novel solutions to manage ageing society.  In addition to her industrial activities, between February 2004 and December 2011, Dr. Bray served as a Member of the Scientific Staff and the Head of Scientific Business Development of The Medical Research Council Clinical Trials Unit in the UK.  She currently holds the honorary Senior Lecturer position at the Royal Free School of Medicine, University of London in London and continues to serve as the European Commission's Scientific Expert.  Dr. Bray is currently the C.E.O. and Director of Cannabis Science, Inc. (OTCQB:  CBIS) and President, C.E.O. and Director of Immunoclin Corporation (OTCQB:  IMCL).

Mr. Alfredo Dupetit resigned as a Director and V.P. of European Operations on May 16, 2014

Item 5.03         Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On April 24, 2014, the Company’s Board of Directors as well as a majority of its shareholders voted to change the name of the Company to Omnicanna Health Solutions, Inc.  The Company has filed a Certificate of Amendment with the Nevada Secretary of State with an effective date of April 24, 2014.  The Company intends to file a notice to FINRA and will provide an update once FINRA approves the name change.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENDOCAN CORPORATION
Date: July 10, 2014	By:	/s/ Dr. Dorothy Bray
Dr. Dorothy Bray, President